CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [**].

Exhibit 10.3

TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN
(as amended and restated effective June 14, 2019)

PERFORMANCE STOCK UNIT SUMMARY OF GRANT

Turtle Beach Corporation, a Nevada corporation (the “Company”), pursuant to its 2013 Stock-Based Incentive Compensation Plan, as amended and restated effective June 14, 2019 (the “Plan”), hereby grants to the individual listed below (the “Grantee”), this performance stock unit grant representing the target number of performance stock units set forth below (the “Performance Stock Units”) that may become earned and vested by the Grantee based on the level of achievement of the Performance Goals.  The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A.  The Performance Stock Units are subject in all respects to the terms and conditions set forth herein, in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Performance Stock Unit Award Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Summary of Grant (the “Summary of Grant”) and the Performance Stock Unit Award Agreement will have the meanings set forth in the Plan.

Grantee:	_______________________
Date of Grant:	_______________________
Target Award:	___________ Performance Stock Units
Performance Periods:

As set forth on Schedule A, each calendar year beginning on January 1 and ending on December 31 for calendar years 20__, 20__, and 20__ (each a “Performance Period”, collectively, the “Performance Periods”).

Performance Goals:

Each Performance Period, the Performance Stock Units will vest as to (i) 50% of the Target Award allocable to such Performance Period based on Revenue Growth and (ii) 50% of the Target Award allocable to such Performance Period based on EBITDA, each set forth on Schedule A.

Vesting Schedule: Vesting Upon Death, Disability or Certain Termination Events: Vesting Upon Change in Control:

Except as set forth herein, the Performance Stock Units will become earned and vested based on the performance level achieved with respect to the Performance Goals and the Grantee continuing to be employed by, or provide service to, the Company or any Subsidiary through April 1 of the fiscal year following the end of each Performance Period as set forth in Schedule A (each “Vesting Date”).

The number of Performance Stock Units set forth above is equal to the target number of shares of Company Stock that the Grantee will earn and become vested in for 100% achievement of the Performance Goals (referred to as the “Target Award”). The actual number of shares of Company Stock that the Grantee will become earned and vested in with respect to the Performance Stock Units may be greater or less than the Target Award, or even zero, and will be based on the performance level achieved by the Company with respect to the Performance Goals, as set forth on Schedule A.  Performance level is measured based on the descriptions as set forth on Schedule A.  If actual performance is between performance levels, the number of Performance Stock Units earned and vested will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals; provided that failure to achieve the minimum performance level with respect to a Performance Goal will result in no Performance Stock Units being earned and vested with respect to that Performance Goal.

In the event the Grantee ceases to be employed by, or provide service to, the Company or any Subsidiary, for any reason other than in connection with a Change in Control, as set forth below, unvested Performance Stock Units shall be forfeited as of the date of termination of employment or service, irrespective of the level of achievement of the Performance Goals.

In the event a Change in Control occurs while the Grantee is employed by, or providing service to, the Company or any Subsidiary, the Performance Period will end on the date of the Change in Control and the Performance Stock Units attributable to the Performance Period in which the Change in Control occurs shall be converted to Restricted Stock Units, as defined in the Plan, that vest solely on the passage of time, in an amount equal to the greater of: (i) if performance is measurable (as determined by the Committee), the number of Performance Stock Units that would have vested based on the Company’s actual performance level achieved with respect to the Performance Goals as of the Change in Control date, or (ii) the Target Award, effective as of the date of the Change in Control, and shall vest and be paid on the same dates as the Performance Stock Units. The Performance Stock Units attributable to the Performance Period or Cycles following the Performance Period in which the Change in Control occurs shall be converted to Restricted Stock Units in an amount equal to the Target Award applicable to such Performance Period or Cycles.

Notwithstanding the foregoing, if the Grantee’s employment or service to the Company or any Subsidiary is terminated by the Company or any Subsidiary without Cause or if the Grantee terminates his or her employment for Good Reason (as defined in the Turtle Beach Corporation Amended and Restated Retention Plan Document) during the one-year period immediately following a Change in Control, the unvested portion of the converted Restricted Stock Units described immediately above shall fully vest as of the date of termination.

Issuance Schedule:

The Grantee will receive a payment with respect to the Performance Stock Units earned and vested with respect to a Performance Period pursuant to this Performance Stock Unit Award Agreement, if any, as soon as practicable on or after the Vesting Date (the “Payment Date”).  Payment will be made with respect to the Performance Stock Units on the Payment Date in accordance with the Performance Stock Unit Award Agreement, with each Performance Stock Unit earned and vested equivalent to one share of Company Stock.  In no event will any fractional shares be issued.  Except as set forth herein, the Grantee must be employed by the Company on each Vesting Date in order to earn and vest in the Performance Stock Units, unless the Committee determines otherwise.

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Award Agreement and this Summary of Grant.  The Grantee accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Performance Stock Unit Award Agreement.

The Grantee acknowledges delivery of the Plan and the Plan prospectus together this with this Summary of Grant and the Performance Stock Unit Award Agreement.  Additional copies of the Plan and the Plan prospectus are available by contacting Megan Wynne at [**].

Agreed and accepted:

Grantee

Date

SCHEDULE A

PERFORMANCE GOALS

1. Revenue Growth Performance Goal

The number of Performance Stock Units that may become earned and vested will be determined based on the actual performance level of Revenue Growth (as defined below) in excess of Market Growth (as defined below), if any, achieved with respect to the below performance measures during the applicable Performance Period (the “Performance Goals” and each individual measure, a “Performance Goal”).

“Market” means, for the applicable Performance Period, [**].

“Market Growth” means a quotient (expressed as a percentage) equal to (a) the difference between (i) Market for the applicable Performance Period and (ii) Market for the Performance Period prior to the applicable Performance Period; over (b) Market for the Performance Period prior to the applicable Performance Period. For example: if Market for the 20__ Performance Period = 100 units and Market for the 20__ Performance Period = 105 units, then Market Growth will equal 5%.

“Net Revenue” means, for the applicable Performance Period, the Company’s Net Revenue as reported in the Company’s consolidated statement of operations filed with the Company’s Annual Report on Form 10-K.

“Revenue Growth” means a quotient (expressed as a percentage) equal to (a) the difference between (i) Net Revenue for the applicable Performance Period and (ii) Net Revenue for the Performance Period prior to the applicable Performance Period; over (b) Net Revenue for the Performance Period prior to the applicable Performance Period. For example: if Net Revenue for the 2021 Performance Period = $100,000,000 and Net Revenue for the 2022 Performance Period = $110,000,000, then Revenue Growth will equal 10%.

January 1, 2021-December 31, 2023 Performance Periods
Performance Cycle	Target Vesting Allocation*	Performance Level	Performance Goals	Percentage of Performance Stock Units Earned and Vested
January 1 – December 31, 20__	33%	Threshold	Revenue Growth = Market Growth	50%
		Target	Revenue Growth = Market Growth + 5%	100%
		Stretch	Revenue Growth = Market Growth + 10%	200%
January 1 – December 31, 20__	33%	Threshold	Revenue Growth = Market Growth	25%
		Target	Revenue Growth = Market Growth + 5%	100%
		Stretch	Revenue Growth = Market Growth + 10%	200%
January 1 – December 31, 20__	34%	Threshold	Revenue Growth = Market Growth	25%
		Target	Revenue Growth = Market Growth + 5%	100%
		Stretch	Revenue Growth = Market Growth + 10%	200%

*The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals; provided that if the actual performance level achieved does not meet threshold performance level for the applicable Performance Goal, then no Performance Stock Units will be earned and vested for that Performance Goal pursuant to this Agreement.  The actual number of Performance Stock Units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable Performance Goals.

2. EBITDA Percentage of Net Revenue

The number of Performance Stock Units that may become earned and vested will be determined based on the actual performance level of EBITDA (as defined below) as a percentage of Net Revenue (as defined below), determined by dividing (a) EBITDA by (b) Net Revenue for the applicable Performance Period, with respect to the following performance measure during the applicable Performance Period (the “Performance Goals” and each individual measure, a “Performance Goal”).

“EBITDA” means, for the applicable Performance Period, the Company’s Adjusted Earnings Before Income Tax, Depreciation, and Amortization as reported in the Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K.

“Net Revenue” means, for the applicable Performance Period, the Company’s Net Revenue as reported in the Company’s consolidated statement of operations filed with the Company’s Annual Report on Form 10-K.

Performance Periods
January 1 – December 31, 20__	January 1 – December 31, 20__	January 1 – December 31, 20__	Percentage of Performance Stock Units Earned and Vested**
Target Vesting Allocation:
33%	33%	34%
EBITDA %	EBITDA %	EBITDA %
6%	7%	8%	0%
8%	9%	10%	50%
10%	11%	12%	75%
12%	13%	14%	100%
14%	15%	16%	125%
15%	16%	17%	150%
16%	17%	18%	200%

**The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals.  The actual number of Performance Stock Units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable Performance Goals.

EXHIBIT A

TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN
(as amended and rested effective June 14, 2019)

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (“Agreement”) dated as of _________, 20__ (the “Grant Date”), is by and between Turtle Beach Corporation, a Nevada corporation (the “Company”), and [EMPLOYEE NAME] (the “Grantee”).

RECITALS

WHEREAS, the Company desires to afford the Grantee an opportunity to own Performance Stock Units of the Company as hereinafter provided, in accordance with the provisions of the Turtle Beach Corporation Amended and Restated 2013 Stock-Based Incentive Compensation Plan, as amended (the “Plan”), a copy of which is attached hereto as Exhibit B;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Performance Stock Units.  The Company hereby grants to the Grantee an award of Performance Stock Units (the “Performance Stock Units”) in an amount of the Target Award, as set forth in the Summary of Grant, subject to the vesting and other terms and conditions of this Agreement.

2.Performance Stock Unit Account.  Performance Stock Units represent hypothetical shares of common stock of the Company (“Common Stock”) and not actual shares of stock.  The Company shall establish and maintain a Performance Stock Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Performance Stock Units granted to the Grantee.  No shares of Common Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Performance Stock Units recorded in the account.

3.Vesting.

(a)The Performance Stock Units will become earned and vested based on the actual performance level achieved with respect to the Performance Goals (as set forth on Schedule A to the Summary of Grant) and the Grantee continuing to be employed by, or provide service to, the Company through a Vesting Date (as defined in the Summary of Grant).

(b)The Committee will, as soon as practicable following the last day of the Performance Period (as defined in the Summary of Grant), determine (i) the extent, if any, to which, each of the Performance Goals has been achieved with respect to the Performance Period and (ii) the number of shares of Common Stock, if any, which, the Grantee will be entitled to receive with respect to this Agreement. Such determination will be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law. In the event that the Committee makes a final determination that the Performance Goals have not been achieved, the Grantee will have no further rights to receive shares of Common Stock hereunder.

(c)Except as set forth in the Summary of Grant, if the Grantee ceases to be employed by, or provide service to, the Company or any Subsidiary for any reason prior to a Vesting Date, the Grantee will forfeit all rights to receive shares of Common Stock hereunder and the Grantee will not have any rights with respect to any portion of the shares of Common Stock that have not yet become vested as of the date the Grantee ceases to be employed by, or provide service to, the Company, irrespective of the level of achievement of the Performance Goals.

4.Payment/Conversion of Performance Stock Units.

(a)Except as otherwise provided in this Section 4, if the Performance Stock Units vest in accordance with Section 3 or 5(b), the Grantee shall be entitled to receive payment of the vested Performance Stock Units as soon as practicable after the applicable Vesting Date, but no later than April 1 of the fiscal year following the end of the applicable Performance Period.

(b)On the applicable Payment Date, each vested Performance Stock Unit credited to the Grantee’s account shall be settled in (i) cash with a value equal to the Fair Market Value of the shares of Common Stock underlying the Performance Stock Units, (ii) shares of Common Stock of the Company equal to the number of vested Performance Stock Units, or (iii) a combination of the above, in each case as determined by the Committee in its sole discretion and subject to compliance with the six-month delay described in Section 17 below, if applicable, and the payment of any federal, state, local, or foreign withholding taxes as described in Section 10 below.  The obligation of the Company to distribute shares of Common Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 12 below.

5.Effect of Termination of Employment.

(a)If the Grantee ceases to be employed by, or provide service to, the Company or any Subsidiary, for any reason other than in the event of a Change in Control, as set forth in Section 5(b) below, the Award shall immediately cease to vest, and the unvested portion shall be forfeited as of the date of termination of employment or service.

(b)Notwithstanding the foregoing, if the Grantee’s employment is terminated by the Company or any Subsidiary without Cause or if the Grantee terminates his or her employment for Good Reason (as defined in the Turtle Beach Corporation Amended and Restated Retention Plan Document) during the one-year period immediately following a Change in Control, the unvested portion of the Award shall vest as of the date of such termination, and such termination date shall be a “Vesting Date” for purposes of this Agreement.

6.Change in Control.  Except as provided in Section 5 above and the Summary of Grant, the provisions of the Plan applicable to a Change in Control shall apply to the Performance Stock

Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

7.Restrictions; Transferability of Performance Stock Units. The Performance Stock Units and any rights relating thereto are not assignable or transferable, and the Performance Stock Units shall not be alienated, pledged, or otherwise transferred or encumbered by the Grantee.  Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Stock Units during the Performance Period shall be wholly ineffective and, if any such attempt is made, the Performance Stock Units shall be forfeited by the Grantee and all of the Grantee’s rights in and to the Performance Stock Units shall immediately terminate without any payment or consideration due to the Grantee.

8.No Right to Continued Service.  Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position with the Company or any Subsidiary.  Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment, at any time, with or without Cause.

9.Plan Terms; Definitions.  The Performance Stock Units covered by the Award are issued under the Plan and governed by its terms.  Except as specifically set forth herein, in the event of any inconsistency in the Plan and this Agreement, the Plan’s terms control.  Any term capitalized herein that is not separately defined shall have the meaning set forth in the Plan.

10.Income Taxes; Withholding Taxes.  The Grantee is solely responsible for the satisfaction of all taxes that may arise in connection with the Performance Stock Units pursuant to this Agreement.  At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Performance Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Performance Stock Units.  Without limiting the foregoing, upon payment of the Performance Stock Units, the Company may withhold shares of Common Stock subject to the vested Performance Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities (not to exceed the maximum statutory rates).

11.Governing Law.  To the extent that Federal laws do not otherwise control, the validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of California, excluding any conflicts or choice of law rule or principle.

12.Grant Subject to Applicable Laws and Company Policies. This Award of Performance Stock Units shall also be subject to the Company’s stock ownership guidelines, any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in this Agreement to the contrary, the Plan, this Agreement, and the Performance Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify this Agreement and the Performance Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time.  As a condition of participating in the Plan, and by the Grantee’s acceptance of the Performance Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

13.Entire Agreement; Receipt of Documents.  This Agreement and the Plan set forth the entire understanding of the parties hereto and supersede all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement, represents that he or she has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement.

14.Counterparts.  This Agreement may be executed and delivered in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.  Any signature delivered by fax or in pdf format shall have the same force and effect as an original signature.

15.Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

16.Waiver.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

17.Section 409A.  This Award of Performance Stock Units is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, if the Performance Stock Units constitute “deferred compensation” under section 409A of the Code and the Performance Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Performance Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee), if required pursuant to section 409A of the Code.  If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment.  If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution.  Notwithstanding any provision to the contrary herein, payments made with respect to this Award of Performance Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code.  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Performance Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall a Grantee, directly or indirectly, designate the calendar year of payment. If the Performance Stock Units constitute “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Performance Stock Units that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

TURTLE BEACH CORPORATION

By:

Name:

Title:

By:

Grantee:

Date:

EXHIBIT B

[INSERT COPY OF PLAN]